Exhibit 99.1
HORIZON LINES REVISES 2007 GUIDANCE; PROVIDES 2008 GUIDANCE; ANNOUNCES BOARD AUTHORIZATION FOR SHARE REPURCHASE PROGRAM
CHARLOTTE, North Carolina, November 19, 2007 – Horizon Lines, Inc. (NYSE:HRZ) today revised its financial guidance for the fourth quarter and full year 2007.
Based on current market conditions, the Company now expects for the fourth quarter of 2007, operating revenue of $310 — $315 million, earnings before interest expense, net, taxes, depreciation and amortization (EBITDA) of $35 — $38 million, and diluted earnings per share (EPS) of $.28 — $.35. Previous fourth quarter 2007 guidance included operating revenue of $300 — $310 million, EBITDA of $43 — $48 million, and diluted EPS of $.53 — $.65
The Company also updated its financial guidance for the full year 2007, with projections of operating revenue of $1,200 — $1,205 million, EBITDA of $160 — $163 million, diluted EPS of $1.31 - $1.38 and free cash flow of $19 — $22 million. Prior full year 2007 guidance projected operating revenue of $1,190 — $1,200 million, EBITDA of $168 — $173 million, diluted EPS of $1.56 — $1.68, and free cash flow of $27 — $31 million.
“The very rapid and steep rise in fuel costs has resulted in prices at unprecedented levels and significantly higher than anticipated when we most recently gave guidance on October 26th,” said Chuck Raymond, Chairman, President and Chief Executive Officer. “The average price of bunker fuel has soared over $55 per ton or 12% from $445 per ton on October 26th to $500 per ton today. As we reminded on our third quarter 2007 earnings release call on October 26th, Horizon Lines is unable in the short term to fully recover the impact of rapidly rising fuel prices, despite our fuel surcharge recovery program. We estimate that higher fuel costs were responsible for $5 million of the $9 million reduction in EBITDA, with the $4 million balance primarily attributable to continued weakness in Puerto Rico. In addition to implementing higher fuel surcharges that will be effective between next week and December 14th, we are moving forward aggressively to constrain costs, in order to mitigate the impact of historically high fuel prices. We also continue to execute on our Horizon EDGE program, which is on target to meet or exceed $13 million in net benefits by year-end.”
“Horizon Lines will still deliver very satisfactory results in 2007 despite an environment that was extraordinarily challenging in numerous, unforeseen ways. Results in 2007 were adversely impacted by the continuation of a deep recession in Puerto Rico and fuel prices that have soared to record levels. In the face of all of these challenges, 2007 results will be essentially equal to those in 2006. This accomplishment is made even more impressive by the fact we incurred about $15 million in net costs to deploy our new vessels.”
Horizon Lines also provided financial guidance for 2008. Based on current market conditions and forecasts, the Company projects full year 2008 operating revenue of $1,360 — $1,380 million, EBITDA of $175 — $185 million, diluted EPS of $1.94 — $2.18 and free cash flow of $115 — $125 million. At the mid-ranges of the EPS guidance, 2008 results are projected to be up 53% from 2007 levels.
Separately, the Board of Directors of Horizon Lines, Inc. authorized the purchase of up to $50 million of its Class A common stock. The Company intends to make purchases from time to time as market conditions warrant and may buy shares through open market repurchases and privately negotiated transactions.
“We remain very confident in the long-term performance of our business, despite some of the near term challenges we are facing,” said Mark Urbania, Executive Vice President and Chief Financial Officer. “The sharp decline in our stock price provides an opportunity to repurchase stock at attractive prices. Our recent refinancing provides the Company with a stable balance sheet and the flexibility to consider a share repurchase program. The approval by our Board allows Horizon Lines to move very quickly with a stock buyback if conditions warrant.”

Company executives will provide additional perspective on the Company’s earnings guidance during a conference call beginning at 5:00 p.m. Eastern Time today. Those interested in participating in the call may do so by dialing 1-800-257-1927 and asking for the Horizon Lines Call. A hardcopy of the presentation materials may be printed from the Horizon Lines website, www.horizonlines.com, shortly before the start of the call. Alternatively, a live audio webcast of the call may be accessed at www.horizonlines.com. In order to access the live audio webcast, please allow at least 15 minutes before the start of the call to visit Horizon Lines’ website and download and install any necessary audio/video software for the webcast.
About Horizon Lines
Horizon Lines, Inc. is the nation’s leading domestic ocean shipping and integrated logistics company comprised of two primary operating subsidiaries. Horizon Lines, LLC operates a fleet of 21 U.S.-flag containerships and 5 port terminals linking the continental United States with Alaska, Hawaii, Guam, Micronesia and Puerto Rico. Horizon Logistics, LLC offers customized logistics solutions to shippers from a suite of transportation and distribution management services designed by Aero Logistics, information technology developed by Horizon Services Group and intermodal trucking and warehousing services provided by Sea-Logix. Horizon Lines, Inc. is based in Charlotte, NC, and trades on the New York Stock Exchange under the ticker symbol HRZ.
Forward Looking Statement:
The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,”

“expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “projects,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.
All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. See the section entitled “Risk Factors” in our Form 10-K filed with the SEC on March 2, 2007 for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.
Media Contact:
Michael Avara of Horizon Lines, Inc., 1-704-973-7000, or mavara@horizonlines.com.